FOR IMMEDIATE RELEASE:                                       NEWS
July 2, 2001                                             OTC-VARL

           VARI-L COMPANY ANNOUNCES $10 MILLION CREDIT FACILITY
                     WITH WELLS FARGO BUSINESS CREDIT

DENVER, Colorado -- Vari-L Company, Inc. (OTC-VARL), a leading provider of advanced components for the wireless telecommunications industry, today announced a new three-year, $10 million credit facility with Wells Fargo Business Credit, Inc. The new facility replaces the prior credit arrangement with Bank One Colorado, N.A.

The new facility consists of a $6.0 million revolving line of credit, a term loan of up to $2.5 million and a $1.5 million capital expenditure line. The full agreement will be filed by Vari-L with the Securities and Exchange Commission on Form 8-K.

"This event culminates several months of effort on the part of the teams at Vari-L and Wells Fargo Business Credit," said Rick Dutkiewicz, chief financial officer. "We are very pleased with the terms of our new banking relationship. Wells Fargo has a strong reputation for supporting emerging growth companies with innovative financing packages. We view this agreement as an expression of confidence by Wells Fargo in Vari-L's long-range business prospects, and we look forward to working with our new banking partner. We appreciate the patience and support Bank One provided to facilitate this transaction."

Melody Stallings, vice president of Wells Fargo Business Credit, said, "We are delighted with our new association with Vari-L Company. We like their position in the emerging wireless communications industry and are looking forward to a mutually beneficial banking relationship."

Headquartered in Denver, Vari-L designs, manufactures and markets wireless communications components that generate or process radio frequency (RF) and microwave frequency signals. Vari-L's patented products are used in commercial infrastructure equipment (including cellular/paging/PCS base stations and repeaters, fixed terminal point to point/multi-point data radios including LMDS/MMDS), consumer subscriber products (advanced cellular/PCS/satellite handsets, web-enabled smart phones, 2-way pagers, wireless PDAs, home networking), and military/aerospace platforms (satellite communications/telemetry, missile guidance, electronic warfare, electronic countermeasures, battlefield communications). Vari-L serves a diverse customer base of the world's leading technology companies, including Adaptive Broadband, Agere, Agilent Technologies, Digital Microwave, Ericsson, Glenayre Technologies (Wireless Access), Boeing Satellite Systems, Harris, Lockheed Martin, Lucent Technologies, Microwave Data Systems, Mitsubishi, Motorola, NEC, NeoPoint, Netro, Nokia, Novatel Wireless, Raytheon, and Siemens.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to general economic conditions in the United States and the overseas markets served by the Company, the success of the products into which the Company's products are integrated, governmental action relating to wireless communications, licensing and regulation, the accuracy of the Company's internal projections as to the demand for certain types of technological innovation, competitive products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under existing contracts, and the outcome of pending and threatened litigation and regulatory actions as well as other factors.

                                 CONTACTS:

Vari-L Company, Inc.         Pfeiffer High Public Relations, Inc.
Chuck Bland, President & CEO                         Jay Pfeiffer
Rick Dutkiewicz, CFO                                 303/393-7044
303/371-1560                                 jay@pfeifferhigh.com
www.vari-l.com